1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
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McMoRan Exploration Co. Updates
Gulf of Mexico Exploration and Production Activities

NEW ORLEANS, LA, March 24, 2009 – McMoRan Exploration Co. (NYSE: MMR) today updated its Gulf of Mexico exploration and production activities, including exploratory drilling at the Ammazzo and Cordage deep gas prospects, results from the Tom Sauk exploratory well, activities in the Flatrock area and current production rates and estimates.

McMoRan’s Co-Chairman, James R. Moffett will be presenting at Howard Weil’s 37th Annual Energy Conference in New Orleans, Louisiana on Wednesday, March 25, 2009, where he will discuss the company’s focused deep gas and ultra-deep exploration programs on the Shelf of the Gulf of Mexico.

James R. Moffett, McMoRan’s Co-Chairman, said, “We have validated our concept for large accumulations of deep gas in multiple successful discoveries below 15,000 feet in the Miocene trend in the shallow waters on the Shelf of the Gulf of Mexico.  Through our activities in 2008 to test deeper objectives, we have confirmed our belief that there are also large structures on the Shelf with Miocene and older aged sands below 30,000 feet in the ultra-deep trend.  This ultra-deep play represents an exciting new exploration frontier in an area where McMoRan maintains a leadership position.  The exploration model we have established, combined with our geologic and drilling expertise and large acreage position on the Shelf of the Gulf of Mexico, enables us to pursue our deep gas and ultra-deep drilling activities, where we believe we have multiple additional high potential exploration targets at costs substantially below the costs of developing deepwater Gulf of Mexico targets.  We will prudently manage our capital program in response to current economic and market conditions while remaining focused on these exciting exploration opportunities.”

EXPLORATION ACTIVITIES

The Ammazzo deep gas exploratory prospect in 25 feet of water commenced drilling on November 22, 2008 and is drilling below 17,700 feet towards a proposed total depth of 24,500 feet. The Ammazzo prospect is targeting one of the largest undrilled deep structures below 15,000 feet on the Shelf of the Gulf of Mexico.  It is located on the southern portion of the structural ridge extending from the Flatrock and JB Mountain discoveries (located approximately 16 and 11 miles north-northwest, respectively), where McMoRan has successfully drilled to productive Rob-L, Operc and Gyro sands in the Middle Miocene.  McMoRan is operating the well and holds a 25.9 percent working interest and 21.1 percent net revenue interest.  McMoRan’s partners, Plains Exploration & Production Company (NYSE: PXP) and Energy XXI (NASDAQ: EXXI), hold a 28.1 percent working interest and 16.0 percent working interest, respectively.  McMoRan was high bidder on South Marsh Island Block 256, which is a southern offset to the Ammazzo prospect, at the March 2009 Minerals Management Service Central Gulf of Mexico Lease Sale 208.

The Cordage deep gas exploratory prospect commenced drilling on March 18, 2009 and is drilling below 3,600 feet towards a proposed total depth of 19,500 feet.  The Cordage prospect, which is located in 50 feet of water on West Cameron Block 207, is targeting Rob-L and Rob-M (Operc) sands in the Middle Miocene.  McMoRan has rights to a 50.0 percent working interest and a

40.7 percent net revenue interest in the well.  Mariner Energy, Inc. (NYSE: ME) is the operator of the well and holds a 50 percent working interest.

McMoRan and its partners are engaged in engineering plans for the anticipated completion and production test of the South Timbalier Block 168 No. 1 ultra-deep exploratory well (formerly known as Blackbeard West No. 1).  As previously reported, this well was drilled to a total depth of 32,997 feet in October 2008 and logs indicated four potential hydrocarbon bearing zones below 30,067 feet that require further evaluation.  The well has been temporarily abandoned.  McMoRan is reviewing additional drilling opportunities on the flanks of this structure.  South Timbalier Block 168 is located in 70 feet of water approximately 115 miles southwest of New Orleans.  McMoRan operates the well, which is the deepest well ever drilled below the mud line in the Gulf of Mexico, and owns a 32.3 percent working interest.  McMoRan’s partners, PXP and Energy XXI, hold a 35 percent working interest and 20 percent working interest, respectively.

McMoRan has identified multiple additional ultra-deep prospects within this trend and is actively pursuing these high potential opportunities.

The Tom Sauk deep gas exploratory prospect on Louisiana State Lease 340 commenced drilling on August 14, 2008 and was drilled to a total depth of 20,783 feet.  Evaluation of the well determined that it did not contain commercial quantities of hydrocarbons and it is being plugged and abandoned.  First-quarter 2009 exploration expense will include approximately $10.5 million for drilling and related costs associated with the well.

McMoRan is one of the largest acreage holders on the Shelf of the Gulf of Mexico and onshore in the Gulf Coast area with rights to approximately 1.2 million gross acres including 227,000 gross acres associated with the ultra-deep trend.  In addition to South Marsh Island Block 256 (mentioned above), McMoRan was also high bidder on an ultra-deep lease located on Ship Shoal Block 185 at the Central Gulf of Mexico Lease Sale 208.

FLATROCK FIELD AND PRODUCTION UPDATE

Following the Flatrock discovery in OCS 310 on South Marsh Island Block 212 in July 2007, McMoRan has drilled five additional successful wells in the field.  Four wells are currently producing at a gross rate of approximately 230 MMcfe/d (43 MMcfe/d net to McMoRan).  Completion efforts are under way at Flatrock Nos. 5 and 6.  Below is a status report on activities in the area:

Flatrock Wells	Total Pay Intervals	Net Feet of Pay(1)	Status
No. 1 (#228) Discovery Well	8	260	Producing from Operc section
No. 2 (#229) Delineation Well	8	289	Producing from Primary Rob-L sand
No. 3 (#230) Delineation Well	8	256	Producing from Operc section
No. 4 (#231) Development Well	2	116	Producing from Primary Rob-L sand
No. 5 (#232) Development Well	8	155	Completing: First production expected in 2Q09
No. 6 (#233) Delineation Well	2	40	Completing: First production expected mid-year 2009

(1)	Confirmed with wireline logs.

McMoRan controls approximately 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS 310/Louisiana State Lease 340) and has multiple additional exploration opportunities with significant potential on this large acreage position.  McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in Flatrock.  PXP holds a 30.0 percent working interest.

McMoRan continues to restore production that was shut-in as a result of the September 2008 hurricane events in the Gulf of Mexico.  Current production approximates 200 MMcfe/d and is expected to average approximately 195 MMcfe/d in the first quarter of 2009.  An estimated 45 MMcfe/d continues to be constrained by outages at third party facilities.  Because of the estimated timing of restoration of certain properties affected by Hurricane Ike and scheduled downtime at other properties, McMoRan has revised its 2009 production estimates to approximately 215 MMcfe/d compared with January 21, 2009 estimates of 220-230 MMcfe/d.  McMoRan will continue to work with third party pipelines to restore production as soon as possible.

CASH, LIQUIDITY AND CAPITAL EXPENDITURES

At December 31, 2008, McMoRan had $93.5 million of cash available and no borrowings under its revolving credit facility.  The current cash balance approximates $90 million.  Total debt approximated $375 million at December 31, 2008, including $75 million in convertible senior notes.  McMoRan is currently working with its bank group on the semi-annual redetermination of its borrowing base.  Because of the sharp decline in oil and natural gas prices in recent months, McMoRan expects amounts available under its revolving credit facility will be reduced from the current level of $400 million.  The borrowing base redetermination will be completed in April 2009.  McMoRan expects the amounts available under its redetermined borrowing base will be sufficient to manage its operations, working capital requirements and continued support of the current $100 million in outstanding letters of credit.

In response to current market conditions, McMoRan continues to seek reductions in operating and administrative costs, capital expenditures and other cash expenditures.  Capital expenditures for 2009 have been reduced by $30 million and are expected to approximate $200 million, including approximately $100 million in exploration costs, $45 million in development costs and $55 million for costs incurred in 2008 that will be funded in 2009.  Capital spending will continue to be driven by opportunities and will be managed based on available cash and cash flows.  McMoRan may pursue additional partner arrangements to further reduce capital expenditures.

McMoRan continues to pursue recovery under its insurance programs for costs associated with the 2008 hurricane events.  These costs are expected to be incurred over several years.  The insurers have agreed to a $20 million initial payment and we expect to receive significant additional proceeds associated with this claim.  These proceeds will partially offset estimated abandonment expenditures of approximately $80 million in 2009, which includes scheduled conventional and hurricane related work.  McMoRan will record gains associated with these insurance proceeds as such claim amounts are finalized with its insurers.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of a multifaceted energy facility at the MPEH™, including the potential development of a facility to receive and process liquefied natural gas and store and distribute natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; the economic potential of properties; estimated exploration and development costs; and the potential Main Pass Energy HubTM Project.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2008 Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC).

The SEC permits oil and gas companies in their filings with the SEC to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain phrases and terms, such as "reserve potential” and “exploration potential," which the SEC's guidelines strictly prohibit us from including in filings with the SEC. We urge you to consider closely the disclosure of proved reserves included in McMoRan's Annual Report on Form 10-K for the year ended December 31, 2008.

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